Exhibit 10.16

Tactile Systems Technology, Inc.

2016 Equity Incentive Plan

Restricted Stock Unit Agreement

(Quarterly Awards)

This Restricted Stock Unit Agreement (the “Agreement”), effective as of               , 20  , is between Tactile Systems Technology, Inc., a Delaware corporation (the “Company”), and you,                         .  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Company’s 2016 Equity Incentive Plan as it currently exists or as it is amended in the future (the “Plan”).

Background

A.  Under the Plan, the Board has the authority to determine Awards and administer the Plan with respect to Awards involving Non-Employee Directors.

B.  The Board has determined that Non-Employee Directors may elect to receive their annual cash retainers for service as a member of the Board in the form of restricted stock units (“RSUs”).  Settlement and payment of RSUs will be effected in Shares as provided in Section 5 hereof.

C.  In accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”), such annual cash retainers to Non-Employee Directors are payable in quarterly installments, in arrears, on the last business day of each calendar quarter.  If a Non-Employee Director has elected to receive payment of such retainer amounts in the form of RSUs, the resulting RSUs will be granted as of the last business day of each calendar quarter with respect to the annual cash retainer installment that would otherwise have been payable on such date.

D.  You have elected to receive the annual cash retainer quarterly installments to which you would otherwise be entitled for service as a Non-Employee Director in the form of RSUs, each of which represents the right to receive one share of the Company’s common stock.

E.  Each quarterly RSU grant hereunder will be evidenced by a Grant Notification in the form attached hereto as Exhibit A, and each such Grant Notification when issued by the Company will be incorporated into and made a part of this Agreement.  The terms and conditions of each quarterly RSU grant are set forth in this Agreement, including the applicable Grant Notification, and in the Plan document.

Terms and Conditions of Quarterly RSU Grants

1.             Grant.  Subject to Sections 7 and 8 below, on the last business day of each calendar quarter commencing with the [third] calendar quarter of 2016, you will be granted the number of RSUs specified in the applicable Grant Notification.  The number of RSUs that will be subject to each of these quarterly RSU grants (the “RSU Grants”) will be determined by dividing the dollar amount of the annual cash retainer installment otherwise payable for that calendar quarter by the Fair Market Value of a share of the Company’s common stock on the applicable RSU Grant Date.  Each RSU will represent the right to receive one Share of the Company’s common stock.  The RSUs granted to you will be credited to an account in your name maintained by the Company.  This account shall be unfunded and maintained for book-keeping purposes only, with the RSUs simply representing an unfunded and unsecured obligation of the Company.

2.             Restrictions on RSUs.  Prior to settlement of the RSUs in accordance with Section 5, the RSUs subject to this Agreement may not be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be of no effect.

3.             No Stockholder Rights.  The RSUs subject to this Agreement do not entitle you to any rights of a stockholder of the Company’s common stock.  You will not have any of the rights of a stockholder of the Company in connection with the grant of RSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the RSUs as provided in Section 5.

4.             Vesting of RSUs.  The RSUs subject to this Agreement are 100% vested as of their respective Grant Dates.

5.             Settlement of RSUs.  The Company shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each RSU subject to this Agreement upon the earlier of (i) a termination of your Service to the Company and its Affiliates that constitutes a “separation from service” as such term is defined for purposes of Code Section 409A, or (ii) a Change in Control within the meaning of Section 2(f)(3) of the Plan.  Delivery of Shares in settlement of a RSU Grant subject to this Agreement shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

6.             Dividend Equivalents.  If cash dividends are declared and paid by the Company with respect to its common stock, then the Company will credit to your account, as of each dividend payment date, a number of additional RSUs (the “Dividend RSUs”).  The number of Dividend RSUs so credited as of any dividend payment date will be equal to (i) the total cash dividends you would have received on that dividend payment date if your outstanding RSUs as of the record date for such dividend payment (including any previously credited Dividend RSUs) had been actual Shares, divided by (ii) the Fair Market Value of a Share on the dividend payment date (with the quotient rounded down to the nearest whole number).  Once credited to your account, Dividend RSUs will be considered RSUs for all purposes of this Agreement.

7.             Termination of Future Awards.  You will no longer be entitled to receive any additional quarterly RSU Grants pursuant to this Agreement upon the earliest to occur of (i) the termination of your Service with the Company and all Affiliates, (ii) the beginning of the calendar year immediately following the Company’s receipt of written notice from you that you are terminating your election to receive RSUs in lieu of annual cash retainer installments, or (iii) a Change in Control within the meaning Section 2(f)(3) of the Plan.

8.             Changes in Capitalization.  If an “equity restructuring” (as defined in Section 12(a) of the Plan) occurs that causes the per share value of the Shares to change, the Board shall make such equitable adjustments to any RSUs subject to this Agreement as are contemplated by Section 12(a) of the Plan in order to avoid dilution or enlargement of your rights hereunder.  The Board may make such equitable adjustments to any RSUs subject to this Agreement as and to the extent provided in Section 12(a) of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 12(a) of the Plan.

9.             Interpretation of This Agreement.  All decisions and interpretations made by the Board with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company.

10.          Governing Plan Document.  The RSU Grants evidenced by this Agreement (including any Grant Notifications issued hereunder) are granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement.  This Agreement (including any Grant Notifications issued hereunder) shall in all respects be interpreted in accordance with the terms of the Plan.  If any terms of this Agreement or any Grant Notification issued hereunder conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan may specifically provide otherwise.  This Agreement (including any Grant Notifications issued hereunder) and the Plan constitute the entire agreement of the parties with respect to the quarterly RSU Grants and supersede all prior oral or written negotiations, commitments, representations and agreements with respect thereto.

11.          Discontinuance of Service.  Neither this Agreement nor any RSU Grant subject to this Agreement shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor limit or interfere in any way with the right of the Company or any Affiliate to terminate such Service or otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.          Binding Effect.  This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.          Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

You and the Company have executed this Agreement as of the date specified at the beginning of this Agreement.

PARTICIPANT	TACTILE SYSTEMS TECHNOLOGY, INC.

By
Its

Exhibit A

Tactile Systems Technology, Inc.

2016 Equity Incentive Plan

Restricted Stock Unit Agreement

(Quarterly Awards)

Grant Notification

Tactile Systems Technology, Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”) and a Restricted Stock Unit Agreement (Quarterly Awards) dated              , 20   (the “Agreement”) between the Company and you, the Participant named below, hereby grants to you an award of Deferred Stock Units (“RSUs”), each such RSU representing the right to receive one share of the Company’s common stock.  The terms and conditions of this RSU Award are set forth in this Grant Notification, the Agreement, and the Plan document, and these documents set forth the entire agreement between you and the Company regarding the grant to you of the number of RSUs shown in the table below.

Name of Participant:

Number of RSUs:	Grant Date:

Vesting Schedule:

Vesting Date	Percentage of Units That Vest

[Grant Date]	100%

TACTILE SYSTEMS TECHNOLOGY, INC.